Exhibit 99.2

News Release

Contacts:

Susan Szita Gore, Media (203) 837-2211 – jacqueline_hunt@praxair.com Kelcey Hoyt, Investors (203) 837-2118 – kelcey_hoyt@praxair.com	Praxair, Inc. 39 Old Ridgebury Road Danbury, CT 06810, U.S.A www.praxair.com

Praxair Announces Promotions of Menezes, Telesz

Executive Vice President Ricardo Malfitano Announces Retirement

DANBURY CT, January 25, 2012 - Steve Angel, chairman and chief executive officer of Praxair (NYSE:PX) has announced that Eduardo Menezes has been promoted to executive vice president and will continue to lead the U.S. Industrial Gases businesses, Praxair Mexico and Praxair Canada businesses. Scott Telesz has also been promoted to executive vice president and will now lead Praxair Asia in addition to Praxair Europe/Russia, Praxair Surface Technologies, Middle East, Strategic Planning and Global Procurement & Materials Management.

These promotions are effective on March 1, 2012, following the retirement of executive vice president Ricardo Malfitano.

“Eduardo and Scott are proven leaders who will continue to drive our global expansion and deliver outstanding results for the company,” said Angel. “Ricardo has been a dynamic leader at Praxair for many years and we will miss him. We wish him all the best in his retirement.”

Menezes has been president of Praxair’s largest business unit, North American Industrial Gases, since 2010 and was elected senior vice president in 2011. He joined the company at White Martins, a Praxair subsidiary based in Brazil, in 1986, and has held positions of increasing responsibility including managing director of Praxair’s business in Mexico and president of Praxair Europe. Menezes holds a chemical engineering degree from Federal University of Rio de Janeiro and an MBA from State University of New York.

Telesz was appointed senior vice president of Praxair and a member of the executive leadership team in 2010. He is responsible for Praxair’s gases business in Europe, India and the Middle East, Praxair Surface Technologies, healthcare markets and the company’s Global Procurement and Materials Management group. Prior to joining Praxair, Telesz was with SABIC Innovative Plastics where he managed the company’s $2.5 billion global resins business. Prior to that, he held a variety of general management positions with General Electric and McKinsey. Telesz earned a degree in electrical engineering from Duke and an MBA from Harvard Business School.

About Praxair

Praxair, Inc. is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2011 sales of approximately $11 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies are making the planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com